 EXHIBIT 99.1

ePlus Reports Third Quarter and First Nine Months Financial Results

Third Quarter Fiscal Year 2023

•	Net sales increased 26.0% to $623.5 million; technology segment net sales increased 28.3% to $611.8 million; service revenues increased 7.9% to $67.5 million.
•	Technology segment adjusted gross billings increased 29.7% to $888.6 million.
•	Consolidated gross profit increased 18.1% to $138.4 million.
•	Consolidated gross margin was 22.2%, down 150 basis points from last year’s quarter.
•	Net earnings increased 35.1% to $35.7 million.
•	Adjusted EBITDA increased 27.6% to $53.3 million.
•	Net earnings per common share-diluted increased 36.7% to $1.34. Non-GAAP net earnings per common share-diluted increased 25.5% to $1.38.

First Nine Months Fiscal Year 2023

•	Net sales increased 15.0% to $1,575.5 million; technology segment net sales increased 16.6% to $1,532.0 million; service revenues increased 9.4% to $195.7 million.
•	Technology segment adjusted gross billings increased 18.9% to $2,356.3 million.
•	Consolidated gross profit increased 11.4% to $385.2 million.
•	Consolidated gross margin was 24.4%, compared with 25.2% last year.
•	Net earnings increased 6.3% to $86.5 million.
•	Adjusted EBITDA increased 9.0% to $141.9 million.
•	Net earnings per common share-diluted increased 6.9% to $3.24. Non-GAAP net earnings per common share-diluted increased 8.3% to $3.66.

HERNDON, VA – February 7, 2023 – ePlus inc. (NASDAQ:  PLUS), a leading provider of technology and financing solutions, today announced financial results for the three and nine months ended December 31, 2022.

Management Comment

“ePlus delivered strong third quarter financial results, driven by robust customer demand in our focus areas of digital transformation, hybrid workforce, cloud solutions, and security,” said Mark Marron, president and chief executive officer of ePlus. “Consolidated net sales increased 26% year-over-year to $623.5 million, while diluted earnings per share rose nearly 37% to $1.34, reflecting the strong top line momentum and efficient expense management. The ePlus team once again executed at a high level, meeting our customers’ evolving needs with cost-effective and innovative solutions. As our customers have prioritized their technology investments, we continue to invest in our teams and in our capabilities to expand our solutions portfolio and our market share.”

Mr. Marron continued, “While supply chain constraints persist, we saw a gradual easing in availability of certain products during the third quarter, enabling us to fulfill a portion of our customer backlog and reduce our inventories sequentially compared to the fiscal second quarter.  We remain focused on driving long-term growth, with emphasis on expanding our managed and annuity-quality services revenue while continuing to target high-growth opportunities in our focus markets.”

Third Quarter Fiscal Year 2023 Results

For the third quarter ended December 31, 2022, as compared to the prior fiscal year third quarter ended December 31, 2021:

Consolidated net sales increased 26.0% to $623.5 million, from $494.8 million.

Technology segment net sales increased 28.3% to $611.8 million, from $477.0 million due to higher sales of product and services. Service revenues increased 7.9% to $67.5 million, from $62.5 million due to increases in managed services.  Adjusted gross billings increased 29.7% to $888.6 million from $685.0 million.

Financing segment net sales decreased 34.5% to $11.7 million, from $17.9 million due to lower portfolio earnings and less proceeds from sales of leased equipment.

Consolidated gross profit increased 18.1% to $138.4 million, from $117.1 million. Consolidated gross margin was 22.2%, down from 23.7% last year due to lower product margin and lower service margins caused by increases in managed services costs and a change in our mix of services.

Operating expenses were $91.9 million, up 13.4% from $81.0 million last year, primarily due to increases in salaries and benefits, variable compensation stemming from higher gross profit, professional fees, software license and maintenance, travel expenses, and changes in allowance for credit losses.  Our headcount at the end of the quarter was 1,745, up 191 from a year ago, including 25 employees from the Future Com acquisition that closed July 15, 2022. Of the 191 additional employees, 158 were customer-facing employees, including 101 professional services and technical support personnel due to demand for our services.

Consolidated operating income increased 28.7% to $46.5 million.  During the quarter we had other income of $2.9 million, due to foreign currency transaction gain of $0.9 million and a $1.9 million related to our claim in a class action lawsuit received in December 2022.

Our effective tax rate for the quarter was 27.7%, higher than the prior year quarter of 26.4% due to a tax benefit from restricted stock in the prior year.

Net earnings increased 35.1% to $35.7 million.

Adjusted EBITDA increased 27.6% to $53.3 million.

Net earnings per common share-diluted was $1.34, compared with $0.98 in the prior year quarter. Non-GAAP earnings per common share-diluted was $1.38, compared with $1.10 last year.

First Nine Months Fiscal Year 2023 Results

For the nine months ended December 31, 2022, as compared to the prior fiscal year nine months ended December 31, 2021:

Consolidated net sales increased 15.0% to $1,575.5 million, from $1,369.5 million.

Technology segment net sales increased 16.6% to $1,532.0 million, from $1,313.6 million due to higher sales of product and services. Service revenues increased 9.4% to $195.7 million, from $179.0 million due to increases in professional services and managed services.  Adjusted gross billings was $2,356.3 million, an increase of 18.9% from $1,982.2 million.

Financing segment net sales decreased 22.1% to $43.5 million, from $55.9 million, due to lower portfolio earnings and less proceeds from sales of leased equipment.

Consolidated gross profit increased 11.4% to $385.2 million, from $345.6 million. Consolidated gross margin was 24.4%, lower than 25.2% last year, due to lower service margins partially offset by higher product margin.

Operating expenses were $261.5 million, up 12.3% from $232.8 million last year, primarily due to increases in variable compensation stemming from higher gross profit, salaries and benefits, professional fees, advertising and marketing, software license and maintenance, travel expenses, and changes in allowance for credit losses.

Consolidated operating income increased 9.7% to $123.7 million. During the nine months ended December 31, 2022, we incurred foreign currency transaction losses of $5.2 million, which was partially offset by $1.9 million related to our claim in a class action lawsuit.

Our effective tax rate for the first nine months  of fiscal 2023 was 28.3%, higher than 27.7% in the corresponding period in fiscal 2022 due to foreign currency transaction losses incurred in lower tax jurisdictions.

Net earnings increased 6.3% to $86.5 million.

Adjusted EBITDA increased 9.0% to $141.9 million.

Net earnings per common share-diluted was $3.24, compared with $3.03 in the prior year. Non-GAAP net earnings per common share-diluted was $3.66, compared with $3.38 last year.

Balance Sheet Highlights

As of December 31, 2022, ePlus had cash and cash equivalents of $99.4 million, compared with $155.4 million as of March 31, 2022.  Inventory, which represents equipment ordered by customers but not yet delivered, increased 57.9% to $244.8 million from March 31, 2022 due to ongoing projects with customers coupled with continued supply chain constraints; however, sequentially, inventory decreased 10.9%.  Total stockholders’ equity was $746.4 million, compared with $660.7 million as of March 31, 2022.  Total shares outstanding were 26.9 million on December 31, 2022 and March 31, 2022.

Summary and Outlook

“Our solid financial results in the third quarter and through the first nine months of fiscal 2023 speak to the fundamental strength of our business, our expanded portfolio of solutions and services and the dedication of our team. Supported by the strength of our balance sheet and our extensive partnerships within the global IT market, ePlus remains well positioned to capitalize on key long-term growth trends, such as workplace transformation, the need to protect against cybersecurity threats and the shift to the cloud,” Mr. Marron concluded.

Recent Corporate Developments/Recognitions

January 2023:
o	Announced the launch of ePlus Storage-as-a-Service powered by Pure Storage.
December 2022:
o	Successfully achieved SOC 1, SOC 2, and HIPAA Attestations.
o	Received Nutanix Global Reseller of the Year, Americas Reseller of the Year, and Americas Partner Systems Engineer of the Year Awards.
November 2022:
o	Launched Co-Delivered Architecture Support Services for Cisco and Adjacent Technologies.
o	Recognized with multiple awards, including U.S. Partner of the Year and Global Marketing Partner of the Year at Cisco Partner Summit.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on February 7, 2023:

Audio Webcast (Live & Replay): https://events.q4inc.com/attendee/482950251
Live Call:	(888) 330-2469 (toll-free/domestic)
(240) 789-2740 (international)
Replay:	(800) 770- 2030 (toll-free/domestic)
(647) 362-9199 (international)
Passcode:	5403833 (live call and replay)

The replay of this webcast will be available approximately two hours after the call concludes and be available through February 14, 2023.

About ePlus inc.

ePlus has an unwavering and relentless focus on leveraging technology to create inspired and transformative business outcomes for its customers. Offering a robust portfolio of solutions, as well as a full set of consultative and managed services across the technology spectrum, ePlus has proudly achieved more than 30 years of success in the business, carrying customers forward through adversity, rapidly changing environments, and other obstacles. ePlus is a trusted advisor, bringing expertise, credentials, talent and a thorough understanding of innovative technologies, spanning security, cloud, data center, networking, collaboration and emerging solutions, to organizations across all industry segments. With complete lifecycle management services and flexible payment solutions, ePlus’ more than 1,700 associates are focused on cultivating positive customer experiences and are dedicated to their craft, harnessing new knowledge while applying decades of proven experience. ePlus is headquartered in Virginia, with locations in the United States, UK, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on LinkedIn, Twitter, Facebook, and Instagram.
ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Forward-looking statements can be identified by such words and phrases as “believe(s),” “outlook,” “looking ahead,” “anticipate(s),” “expect(s),” “intend(s),” “estimate(s),” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include the anticipated growth of our company, as well as our outlook for the fourth quarter and balance of the 2023 fiscal year. Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, national and international political instability fostering uncertainty and volatility in the global economy including exposure to fluctuation in foreign currency rates, interest rates, and  inflation, increases in our costs which may result in adverse changes in our gross profit and/or price increases to our customers which may result in adverse changes in our gross profit; reduction of vendor incentives provided to us; significant and rapid inflation may cause price, wage, and interest rate increases, as well as increases in operating costs which may impact the arrangements that have pricing commitments over the term of the agreement; significant adverse changes in, reductions in, or loss of one or more of our larger volume customers or vendors; our ability to successfully perform due diligence and integrate acquired businesses; disruptions or a security breach in our or our vendors’ IT systems and data and audio communication networks; supply chain issues, including a shortage of IT products, may increase our costs or cause a delay in fulfilling customer orders, or increase our need for working capital, or completing professional services, or purchasing IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; ongoing remote work trends, and the increase in cybersecurity attacks that have occurred while employees work remotely; maintaining and increasing advanced professional services by recruiting and retaining highly skilled, competent personnel, and vendor certifications; our dependence on key personnel to maintain certain customer relationships, and our ability to hire, train, and retain sufficient qualified personnel; our ability to secure our own and our customers’ electronic and other confidential information, while maintaining compliance with evolving data privacy and regulatory laws and regulations; our ability to remain secure during a cyber-security attack. Including both disruptions in our or our vendors’ IT systems and data and audio communication networks; reliance on third-parties to perform some of our service obligations with customers, and the reliance on a small number of key vendors in our supply chain with whom we do not have long-term supply agreements, guaranteed price agreements, or assurance of stock availability; the creditworthiness of our customers and our ability to reserve adequately for credit losses; loss of our credit facility or credit lines with our vendors may restrict our current and future operations; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or floor planning facility, obtain debt for our financing transactions, or the effect of those changes on our common stock price; a reduction of vendor incentives provided to us; changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service, software as a service and platform as a service; our dependency on continued innovations in hardware, software, and services offerings by our vendors and our ability to partner with them; future growth rates in our core businesses; rising interest rates or the loss of key lenders or the constricting of credit markets; the possibility of a goodwill impairment charges in the future; our ability to adapt to meet changes in markets and competitive developments, to increase the total number of customers using integrated solutions by up-selling within our customer base and gaining new customers, to manage a diverse product set of solutions in highly competitive markets with a number of key vendors, to increase the total number of customers who use our managed services and professional services and continue to enhance our managed services offerings to remain competitive in this marketplace, to perform professional and managed services competently; and to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration, and other key strategies; exposure to changes in, interpretations of, or enforcement trends in, and customer and vendor actions in anticipation of or response to, legislation and regulatory matters; domestic and international economic regulations uncertainty (e.g., tariffs, sanctions, and trade agreements); our contracts may not be adequate to protect us, we are subject to audits which we may not pass, and our professional and liability insurance policies coverage may be insufficient to cover a claim; failure to comply with public sector contracts, or applicable laws and or regulations; our ability to maintain our proprietary software and update our technology infrastructure to remain competitive in the marketplace; our ability to realize our investment in leased equipment; our ability to successfully perform due diligence and integrate acquired business; and our ability to protect our intellectual property rights and successfully defend any challenges to the validity or our patents or allegations that we are infringing upon any third-party patents, and the costs associated with those actions, and, when appropriate, the costs associated with licensing required technology; our ability to profitably adapt our services to meet changes in market developments; the possibility of defects in our products or catalog content data; and other risks or uncertainties detailed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 and other reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information either as a result of new information, future events or otherwise, except as required by applicable U.S. securities law.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31, 2022	March 31, 2022
ASSETS

Current assets:
Cash and cash equivalents	$99,395	$155,378
Accounts receivable—trade, net	674,935	430,380
Accounts receivable—other, net	70,589	48,673
Inventories	244,798	155,060
Financing receivables—net, current	105,823	61,492
Deferred costs	43,111	32,555
Other current assets	54,792	13,944
Total current assets	1,293,443	897,482

Financing receivables and operating leases—net	80,579	64,292
Deferred tax asset—net	4,859	5,050
Property, equipment and other assets	55,371	45,586
Goodwill	136,057	126,543
Other intangible assets—net	27,556	27,250
TOTAL ASSETS	$1,597,865	$1,166,203

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$299,627	$136,161
Accounts payable—floor plan	154,541	145,323
Salaries and commissions payable	41,152	39,602
Deferred revenue	125,570	86,469
Recourse notes payable—current	102,961	7,316
Non-recourse notes payable—current	41,293	17,070
Other current liabilities	28,433	28,095
Total current liabilities	793,577	460,036

Recourse notes payable—long term	-	5,792
Non-recourse notes payable—long term	7,172	4,108
Other liabilities	50,696	35,529
TOTAL LIABILITIES	851,445	505,465

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $.01 per share par value; 50,000 shares authorized; 26,907 outstanding at December 31, 2022 and 26,886 outstanding at March 31, 2022	272	270
Additional paid-in capital	165,161	159,480
Treasury stock, at cost, 258 shares at December 31, 2022 and 130 shares at March 31, 2022	(13,958)	(6,734)
Retained earnings	594,348	507,846
Accumulated other comprehensive income—foreign currency translation adjustment	597	(124)
Total Stockholders' Equity	746,420	660,738
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,597,865	$1,166,203

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021

Net sales
Product	$556,018	$432,307	$1,379,813	$1,190,524
Services	67,458	62,527	195,728	178,976
Total	623,476	494,834	1,575,541	1,369,500

Cost of sales
Product	441,015	339,810	1,062,352	914,666
Services	44,089	37,907	127,990	109,203
Total	485,104	377,717	1,190,342	1,023,869

Gross profit	138,372	117,117	385,199	345,631

Selling, general, and administrative	86,730	76,874	248,201	220,153
Depreciation and amortization	3,609	3,597	10,387	11,376
Interest and financing costs	1,575	561	2,863	1,262
Operating expenses	91,914	81,032	261,451	232,791

Operating income	46,458	36,085	123,748	112,840

Other income (expense)	2,907	(175)	(3,112)	(377)

Earnings before taxes	49,365	35,910	120,636	112,463

Provision for income taxes	13,671	9,486	34,134	31,108

Net earnings	$35,694	$26,424	$86,502	$81,355

Net earnings per common share—basic	$1.34	$0.99	$3.26	$3.05
Net earnings per common share—diluted	$1.34	$0.98	$3.24	$3.03

Weighted average common shares outstanding—basic	26,592	26,668	26,561	26,666
Weighted average common shares outstanding—diluted	26,648	26,930	26,688	26,887

Technology Segment
	Three Months Ended December 31,			Nine Months Ended December 31,
	2022	2021	Change	2022	2021	Change
	(in thousands)			(in thousands)

Net sales
Product	$544,316	$414,448	31.3%	$1,336,309	$1,134,658	17.8%
Services	67,458	62,527	7.9%	195,728	178,976	9.4%
Total	611,774	476,975	28.3%	1,532,037	1,313,634	16.6%

Cost of sales
Product	439,831	334,585	31.5%	1,054,267	899,437	17.2%
Services	44,089	37,907	16.3%	127,990	109,203	17.2%
Total	483,920	372,492	29.9%	1,182,257	1,008,640	17.2%

Gross profit	127,854	104,483	22.4%	349,780	304,994	14.7%

Selling, general, and administrative	81,874	73,413	11.5%	235,147	210,369	11.8%
Depreciation and amortization	3,582	3,569	0.4%	10,304	11,292	(8.7%)
Interest and financing costs	1,308	335	290.4%	2,117	693	205.5%
Operating expenses	86,764	77,317	12.2%	247,568	222,354	11.3%

Operating income	$41,090	$27,166	51.3%	$102,212	$82,640	23.7%
Adjusted gross billings	$888,621	$685,031	29.7%	$2,356,326	$1,982,162	18.9%
Adjusted EBITDA	$47,869	$32,794	46.0%	$120,135	$99,811	20.4%

Technology Segment Net Sales by Customer End Market
	Twelve Months Ended December 31,
	2022	2021	Change

Telecom, Media & Entertainment	28%	29%	(1%)
Technology	18%	15%	3%
Healthcare	14%	16%	(2%)
SLED	13%	15%	(2%)
Financial Services	9%	9%	-
All others	18%	16%	2%
Total	100%	100%

Financing Segment
	Three Months Ended December 31,			Nine Months Ended December 31,
	2022	2021	Change	2022	2021	Change
	(in thousands)			(in thousands)

Net sales	$11,702	$17,859	(34.5%)	$43,504	$55,866	(22.1%)
Cost of sales	1,184	5,225	(77.3%)	8,085	15,229	(46.9%)
Gross profit	10,518	12,634	(16.7%)	35,419	40,637	(12.8%)

Selling, general, and administrative	4,856	3,461	40.3%	13,054	9,784	33.4%
Depreciation and amortization	27	28	(3.6%)	83	84	(1.2%)
Interest and financing costs	267	226	18.1%	746	569	31.1%
Operating expenses	5,150	3,715	38.6%	13,883	10,437	33.0%

Operating income	$5,368	$8,919	(39.8%)	$21,536	$30,200	(28.7%)
Adjusted EBITDA	$5,456	$9,003	(39.4%)	$21,798	$30,453	(28.4%)

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP financial measures: (i) Adjusted gross billings, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, (iv) Non-GAAP:  Net earnings and (v) Non-GAAP: Net earnings per common share - diluted.

We define Adjusted gross billings as our technology segment net sales calculated in accordance with US GAAP, adjusted to exclude the costs incurred related to sales of third-party maintenance, software assurance and subscription/SaaS licenses, and services.

We define Adjusted EBITDA as net earnings calculated in accordance with US GAAP, adjusted for the following: interest expense, depreciation and amortization, share based compensation, acquisition and integration expense, provision for income taxes, and other income (expense). Segment Adjusted EBITDA is defined as operating income calculated in accordance with US GAAP, adjusted for interest expense, share based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.  As such, they are not included in the amounts added back to net earnings in the Adjusted EBITDA calculation.

Non-GAAP: Net earnings and Non-GAAP: Net earnings per common share – diluted are based on net earnings calculated in accordance with US GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition related amortization expense, and the related tax effects.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate Adjusted gross billings, Adjusted EBITDA, Non-GAAP: Net earnings and Non-GAAP: Net earnings per common share-diluted or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
	(in thousands)

Technology segment net sales	$611,774	$476,975	$1,532,037	$1,313,634
Costs incurred related to sales of third-party maintenance, software assurance and subscription / SaaS licenses, and services	276,847	208,056	824,289	668,528
Adjusted gross billings	$888,621	$685,031	$2,356,326	$1,982,162

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Consolidated

Net earnings	$35,694	$26,424	$86,502	$81,355
Provision for income taxes	13,671	9.486	34,134	31,108
Depreciation and amortization [1]	3,609	3,597	10,387	11,376
Share based compensation	1,950	1,780	5,681	5,355
Interest and financing costs	1,308	335	2,117	693
Other (income) expense [2]	(2,907)	175	3,112	377
Adjusted EBITDA	$53,325	$41,797	$141,933	$130,264

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Technology Segment
Operating income	$41,090	$27,166	$102,212	$82,640
Depreciation and amortization [1]	3,582	3,569	10,304	11,292
Share based compensation	1,889	1,724	5,502	5,186
Interest and financing costs	1,308	335	2,117	693
Adjusted EBITDA	$47,869	$32,794	$120,135	$99,811

Financing Segment
Operating income	$5,368	$8,919	$21,536	$30,200
Depreciation and amortization [1]	27	28	83	84
Share based compensation	61	56	179	169
Adjusted EBITDA	$5,456	$9,003	$21,798	$30,453

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
	(in thousands)
GAAP: Earnings before taxes	$49,365	$35,910	$120,636	$112,463
Share based compensation	1,950	1,780	5,681	5,355
Acquisition related amortization expense [3]	2,505	2,497	7,182	7,854
Other (income) expense [2]	(2,907)	175	3,112	377
Non-GAAP: Earnings before taxes	50,913	40,362	136,611	126,049

GAAP: Provision for income taxes	13,671	9,486	34,134	31,108
Share based compensation	544	470	1,624	1,494
Acquisition related amortization expense [3]	693	649	2,030	2,156
Other (income) expense [2]	(811)	46	933	104
Tax benefit on restricted stock	102	-	267	317
Non-GAAP: Provision for income taxes	14,199	10,651	38,988	35,179

Non-GAAP: Net earnings	$36,714	$29,711	$97,623	$90,870

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021

GAAP: Net earnings per common share – diluted	$1.34	$0.98	$3.24	$3.03

Share based compensation	0.05	0.05	0.15	0.14
Acquisition related amortization expense [3]	0.07	0.07	0.20	0.21
Other (income) expense [2]	(0.08)	-	0.08	0.01
Tax benefit on restricted stock	-	-	(0.01)	(0.01)
Total non-GAAP adjustments – net of tax	0.04	0.12	0.42	0.35

Non-GAAP: Net earnings per common share – diluted	$1.38	$1.10	$3.66	$3.38

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Legal settlement, interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.